Exhibit 99.1

MAKO Surgical Corp. Reports Operating Results for the Second Quarter 2012

Second Quarter 2012 Highlights

Second quarter revenue totaled $23.7 million, a 27% increase over the same period in 2011

Nine RIO® systems sold in the second quarter, increasing worldwide commercial installed base to 126 RIO systems and domestic commercial installed base to 123 RIO systems

A total of fifteen RIO systems sold worldwide in the first six months of 2012

2,590 MAKOplasty® procedures performed in the second quarter, a 66% increase over the same period in 2011

4,887 MAKOplasty procedures performed in the first six months of 2012, a 71% increase over the same period in 2011

Nine MAKOplasty Total Hip Arthroplasty (THA) applications sold in the second quarter, of which two were sold to existing customers

As of June 30, 2012, 58% of commercial domestic installed base have the MAKOplasty THA application

FORT LAUDERDALE, FL – (GLOBENEWSWIRE) — August 1, 2012 —MAKO Surgical Corp. (NASDAQ:MAKO), a medical device company that markets its RIO® Robotic Arm Interactive Orthopedic surgical platform, MAKOplasty® joint specific applications, and proprietary RESTORIS® implants that together enable orthopedic surgeons to consistently, reproducibly and precisely treat patient specific osteoarthritic disease, today announced its operating results for the quarter ended June 30, 2012.

Recent Business Developments

RIO Systems – Nine RIO systems were sold during the second quarter, of which eight were sold to domestic customers and one was sold to its Chinese distributor, which in turn sold it for commercial use to a prominent hospital in Hong Kong. These nine RIO systems bring MAKO’s worldwide commercial installed base of RIO systems to 126 systems and domestic commercial installed base to 123 systems as of June 30, 2012.

MAKOplasty Procedure Volume – During the second quarter, 2,590 MAKOplasty procedures were performed, of which 2,494 were performed at domestic sites. Of the 2,494 domestic procedures, 280 were Total Hip Arthroplasty (THA) procedures. The 2,590 MAKOplasty procedures performed represent a 13% increase over the procedures performed in the first quarter of 2012 and a 66% increase over the procedures performed in the second quarter of 2011. The average monthly utilization per system was 7.2 procedures during the second quarter of 2012, an increase from 6.6 procedures per system per month in the first quarter of 2012 and 6.4 procedures per system per month in the second quarter of 2011. Through June 30, 2012, approximately 17,700 procedures had been performed since the first procedure in June 2006.

MAKOplasty Total Hip Arthroplasty Applications – In the second quarter, nine MAKOplasty THA applications were sold, seven of which were sold with the domestic RIO systems sales during the quarter and two of which were sold as upgrades to existing commercial systems. As of June 30, 2012, 71 RIO systems, or 58% of the domestic installed base, have the MAKOplasty THA application.

Clinical Research and Marketing – Efforts to build a strong base of clinical evidence for MAKOplasty continue, with over 70 clinical studies currently in process. During the second quarter, Dr. Mark Blythe presented data at the annual Computer Assisted Orthopaedic Surgery UK meeting on the first 50 patients in the MAKO sponsored Randomized Controlled Trial currently ongoing at the Glasgow (Scotland) Royal Infirmary in conjunction with the University of Strathclyde. The study compared unicompartmental knee implant alignment error between two groups of patients: those receiving the MAKO RESTORIS MCK unicompartmental implant delivered by the RIO system and those receiving the Oxford® Partial Knee mobile bearing unicompartmental implant using manual, non-robotic instrumentation. The results are statistically significant and indicate more accurate alignment using the RIO system.

“As noted in our release of selected operating results on July 9th, we have experienced slower than expected growth in 2012,” said Maurice R. Ferré, M.D., President and Chief Executive Officer of MAKO. “While our core belief in the significant market opportunity and the transformational value of our technology remains intact, management’s near term focus will be to improve our sales and marketing execution for the remainder of 2012 and beyond.”

2012 Second Quarter Financial Review

Revenue was $23.7 million in the second quarter of 2012 compared to $18.6 million in the second quarter of 2011, representing a 27% increase. Revenue in the second quarter of 2012 primarily consisted of $13.0 million in revenue from the sale of implants and disposables used in the 2,590 MAKOplasty procedures performed in the quarter, $8.2 million in revenue from the sale of nine RIO systems and two MAKOplasty THA applications to existing customers, and $2.5 million in revenue from service.

Gross profit for the second quarter of 2012 was $17.3 million compared to a gross profit of $13.1 million in the same period in 2011. Gross margin for the second quarter of 2012 was 73%, consisting of a 76% margin on procedure revenue, a 66% margin on RIO system revenue and an 82% margin on service revenue.

Operating expenses were $25.8 million in the second quarter of 2012 compared to $23.1 million in the second quarter of 2011. The increase in operating expenses was primarily attributable to the following: an increase in sales and marketing activities for the continued expansion of the direct sales force and commercialization of the RIO system, MAKOplasty applications and RESTORIS implant systems; an increase in research and development activities associated with continuous improvement of the RIO system and MAKOplasty applications and the development of potential future products; and an increase in general and administrative costs as MAKO continued to build infrastructure to support growth.

Net loss for the three months ended June 30, 2012 was $8.5 million, or $(0.20) per basic and diluted share, based on average basic and diluted shares outstanding of 42.2 million. This compares to a net loss for the same period in 2011 of $9.9 million, or $(0.24) per basic and diluted share, based on average basic and diluted shares outstanding of 40.6 million.

Cash, cash equivalents and investments were $35.3 million as of June 30, 2012 compared to $58.7 million as of December 31, 2011. As of June 30, 2012, no amounts have been drawn under the credit facility agreement with affiliates of Deerfield Management Company, L.P.

2012 Six-Month Financial Review

Revenue was $43.3 million for the six months ended June 30, 2012 compared to $31.6 million for the six months ended June 30, 2011, representing a 37% increase. Revenue for the six months ended June 30, 2012 primarily consisted of $24.6 million in revenue from the sale of implants and disposables used in the 4,887 MAKOplasty procedures performed in the six months ended June 30, 2012, $14.1 million in revenue from the sale of fourteen RIO systems and eleven MAKOplasty THA applications to existing customers, and $4.7 million in revenue from service. In addition to the fourteen recognized RIO system sales, the revenue associated with the sale of an international demonstration system was deferred due to a contingent obligation to reimburse the distributor for the costs it incurs in the regulatory process should the agreement be terminated prior to obtaining regulatory approval.

The net loss for the six months ended June 30, 2012 was $20.3 million, or $(0.48) per basic and diluted share, based on average basic and diluted shares outstanding of 41.9 million. This compares to a net loss for the same period in 2011 of $20.9 million, or $(0.52) per basic and diluted share, based on average basic and diluted shares outstanding of 40.4 million.

Outlook

Guidance of 42 to 48 expected annual RIO system sales and 11,000 to 12,000 expected annual MAKOplasty procedures remains unchanged from the guidance provided in the press release attached as Exhibit 99.1 to MAKO’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 9, 2012.

Conference Call

MAKO will host a conference call today at 4:30 pm ET to discuss its second quarter 2012 results. To listen to the conference call, please dial 877-843-0414 for domestic callers and 914-495-8580 for international callers approximately ten minutes prior to the start time. The participant code is 13992893. To access the live audio broadcast or the subsequent archived recording, visit the Investor Relations section of MAKO’s website at www.makosurgical.com.

About MAKO Surgical Corp.

MAKO Surgical Corp. is a medical device company that markets its RIO® Robotic-Arm Interactive Orthopedic system, joint specific applications for the knee and hip, and proprietary RESTORIS® implants for orthopedic procedures called MAKOplasty®. The RIO is a surgeon-interactive tactile surgical platform that incorporates a robotic arm and patient-specific visualization technology, which enables precise, consistently reproducible bone resection for the accurate insertion and alignment of MAKO’s RESTORIS implants. The MAKOplasty solution incorporates technologies enabled by an intellectual property portfolio including more than 300 U.S. and foreign, owned and licensed, patents and patent applications. Additional information can be found at www.makosurgical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. MAKO intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements, many of which are beyond MAKO’s ability to control or predict. Such factors, among others, may have a material adverse effect on MAKO’s business, financial condition and results of operations and may include the potentially significant impact of a continued economic downturn or delayed economic recovery on the ability of MAKO’s customers to secure adequate funding, including access to credit, for the purchase of MAKO’s products or cause MAKO’s customers to delay a purchasing decision, unanticipated changes in the timing of the sales cycle for MAKO’s products or the vetting process undertaken by prospective customers, changes in competitive conditions and prices in MAKO’s markets, unanticipated issues relating to intended product launches, decreases in sales of MAKO’s principal product lines, decreases in utilization of MAKO’s principal product lines or in procedure volume, increases in expenditures related to increased or changing governmental regulation or taxation of MAKO’s business, both nationally and internationally, unanticipated issues in complying with domestic or foreign regulatory requirements related to MAKO’s current products, including Medical Device Reporting requirements and other required reporting to the United States Food and Drug Administration, or securing regulatory clearance or approvals for new products or upgrades or changes to MAKO’s current products, the impact of the United States healthcare reform legislation enacted in March 2010 on hospital spending, reimbursement, and the taxing of medical device companies, the potential impact of the informal Securities and Exchange Commission inquiry and the findings of that inquiry, any unanticipated impact arising out of the securities class action or any other litigation brought against MAKO, loss of key management and other personnel or inability to attract such management and other personnel and unanticipated intellectual property expenditures required to develop, market, and defend MAKO’s products. These and other risks are described in greater detail under Item 1A, “Risk Factors,” in MAKO’s periodic filings with the Securities and Exchange Commission, including MAKO’s annual report on Form 10-K for the year ended December 31, 2011 filed on March 8, 2012. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. MAKO does not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

“MAKOplasty®,” “RESTORIS®,” “RIO®,” as well as the “MAKO” logo, whether standing alone or in connection with the words “MAKO Surgical Corp.” are trademarks of MAKO Surgical Corp. Oxford® Partial Knee is a trademark of Biomet, Inc.

Condensed Statements of Operations (unaudited) (in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Revenue:
Procedures	$13,018	$7,676	$24,580	$14,143
Systems	8,183	9,474	14,054	14,838
Service	2,474	1,429	4,680	2,624
Total revenue	23,675	18,579	43,314	31,605
Cost of revenue:
Procedures	3,118	1,716	5,775	3,514
Systems	2,796	3,488	5,244	5,526
Service	451	274	832	533
Total cost of revenue	6,365	5,478	11,851	9,573
Gross profit	17,310	13,101	31,463	22,032
Operating costs and expenses:
Selling, general and administrative	19,284	17,137	39,072	31,946
Research and development	5,244	5,015	10,098	9,209
Depreciation and amortization	1,270	977	2,544	1,952
Total operating costs and expenses	25,798	23,129	51,714	43,107
Loss from operations	(8,488)	(10,028)	(20,251)	(21,075)
Other income (expense), net	(33)	120	25	212
Loss before income taxes	(8,521)	(9,908)	(20,226)	(20,863)
Income tax expense	14	1	39	41
Net loss	$(8,535)	$(9,909)	$(20,265)	$(20,904)
Net loss per share - Basic and diluted	$(0.20)	$(0.24)	$(0.48)	$(0.52)
Weighted average common shares outstanding - Basic and diluted	42,161	40,605	41,927	40,358

Condensed Balance Sheets (unaudited)

(in thousands)	June 30,	December 31,
	2012	2011
Current Assets:
Cash and cash equivalents	$9,437	$13,438
Short-term investments	25,335	36,354
Accounts receivable	19,014	20,783
Inventory	28,905	19,529
Deferred cost of revenue	618	160
Financing commitment asset	3,672	―
Prepaid and other current assets	4,514	1,800
Total current assets	91,495	92,064
Long-term investments	531	8,902
Property and equipment, net	21,846	19,389
Intangible assets, net	6,510	7,284
Other assets	169	132
Total assets	$120,551	$127,771

Current Liabilities:
Accounts payable	$8,007	$4,231
Accrued compensation and employee benefits	2,832	7,579
Other accrued liabilities	9,257	10,622
Deferred revenue	7,092	4,826
Total current liabilities	27,188	27,258
Deferred revenue, non-current	187	75
Total liabilities	27,375	27,333
Stockholders’ equity:
Common stock	42	41
Additional paid-in capital	302,385	289,352
Accumulated deficit	(209,290)	(189,025)
Accumulated other comprehensive gain	39	70
Total stockholders’ equity	93,176	100,438
Total liabilities and stockholders’ equity	$120,551	$127,771

Condensed Statements of Cash Flows (unaudited)

(in thousands)	Six Months Ended June 30,
	2012	2011
Operating activities:
Net loss	$(20,265)	$(20,904)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,832	2,081
Amortization of intangible assets	839	640
Stock-based compensation	6,122	4,946
Inventory write-down	95	28
Amortization of premium on investment securities	221	195
Loss on asset impairment	511	148
Provision for doubtful accounts	77	154
Issuance of restricted stock under development agreement	454	1,080
Non-cash changes under credit facility	(62)	―
Changes in operating assets and liabilities:
Accounts receivable	1,692	(612)
Inventory	(11,432)	(5,583)
Deferred cost of revenue	(458)	(97)
Prepaid and other current assets	(2,714)	(955)
Other assets	(37)	33
Accounts payable	3,776	663
Accrued compensation and employee benefits	(4,747)	(2,090)
Other accrued liabilities	(1,365)	949
Deferred revenue	2,378	491
Net cash used in operating activities	(22,083)	(18,833)
Investing activities:
Purchase of investments	(3,160)	(22,703)
Proceeds from sales and maturities of investments	22,298	22,820
Acquisition of property and equipment	(3,839)	(2,754)
Acquisition of intangible assets	(65)	―
Net cash provided by (used in) investing activities	15,234	(2,637)
Financing activities:
Proceeds from employee stock purchase plan	844	469
Exercise of common stock options and warrants for cash	2,176	1,930
Payment of payroll taxes relating to vesting of restricted stock	(172)	(666)
Net cash provided by financing activities	2,848	1,733
Net decrease in cash and cash equivalents	(4,001)	(19,737)
Cash and cash equivalents at beginning of period	13,438	27,108
Cash and cash equivalents at end of period	$9,437	$7,371

CONTACT:

Investors:
MAKO Surgical Corp.
954-628-1706
investorrelations@makosurgical.com

or

Westwicke Partners
Mark Klausner

443-213-0500
makosurgical@westwicke.com

Source: MAKO Surgical Corp.